EXECUTION VERSION

COOPERATION AGREEMENT dated as of July 31, 2018 among:

ORCC II FINANCING LLC (“ORCC II Financing” and a “Borrower”) and OR LENDING II LLC (“OR Lending II” and a “Borrower” and, collectively with ORCC II Financing, the “Borrowers”); and

GOLDMAN SACHS BANK USA (“Goldman Sachs”).

Reference is made to the Credit Agreement dated as of December 1, 2017 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”) among the Borrowers; the lenders thereunder (the “Lenders”), including Goldman Sachs; Goldman Sachs, as administrative agent (in such capacity, the “Administrative Agent”), as sole lead arranger (in such capacity, the “Arranger”) and as syndication agent (in such capacity, the “Syndication Agent”); State Street Bank and Trust Company, as collateral administrator and as collateral agent (the “Collateral Agent”); and Cortland Capital Market Services LLC, as collateral custodian (the “Collateral Custodian”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement. The parties hereto agree that this Cooperation Agreement shall be a “Transaction Document” for all purposes of the Credit Agreement and the other Transaction Documents.

In connection with the execution and delivery of Amendment No. 2, dated as of July 31, 2018, to the Credit Agreement (“Amendment No. 2”), the increase of the Commitments of the Lenders under the Credit Agreement pursuant to Amendment No. 2, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and Goldman Sachs hereby agree as follows:

1. Rating of the Credit Facility. The Borrowers acknowledge that Goldman Sachs wishes to obtain a rating of the Loans under the Credit Agreement (the “Credit Facility”) from Kroll Bond Rating Agency Inc. (“KBRA”) or another nationally recognized statistical rating organization selected by Goldman Sachs (KBRA or such other rating agency, the “Rating Agency”), with a target rating of not less than “A-(sf)” or its equivalent (the “Target Rating”).

The Borrowers and Goldman Sachs agree to make such changes, amendments or modifications to the Credit Agreement and the other Transaction Documents as Goldman Sachs determines in a commercially reasonable manner to be necessary to effect the following changes:

(a) extending the current Scheduled Maturity Date to a date that that is on or after the latest scheduled maturity date of any Collateral Obligation owned by the Borrowers (and thereafter restricting the Acquisition of Collateral Obligations by the Borrowers that have scheduled maturity dates falling after such extended Scheduled Maturity Date);

(b) establishing an anticipated repayment date (the “Anticipated Repayment Date”) that corresponds to the “Scheduled Maturity Date” as currently provided in the Credit Agreement;

(c) providing that, if the Loans are not repaid in full prior to such Anticipated Repayment Date, reinvestment in further Collateral Obligations will not be permitted, and the Priority of Payments will thereafter apply all available Interest Proceeds and Principal Proceeds to repay the Loans and other Obligations;

(d) providing that Dispositions of Collateral Obligations and other Collateral after the Anticipated Repayment Date will be permitted only if:

(1) the Loans and other Obligations will be repaid in full out of the proceeds of such Disposition, and the Requisite Lenders have consented to such Disposition; or

(2) all of the Lenders have expressly consented to such Disposition; and

(e) clarifying the roles of the Administrative Agent and the Calculation Agent under the Credit Agreement and other Transaction Document and assigning certain material decisions made in the discretion of the Administrative Agent to either the Calculation Agent or the Requisite Lenders.

The Borrowers further agree to use commercially reasonable efforts, upon request of Goldman Sachs, to (i) make such further changes identified by Goldman Sachs or the Rating Agency as may be necessary or desirable to obtain the Target Rating and (ii) simplify the dispute resolution mechanics in the Margining Agreement.

The Borrowers further agree to use commercially reasonable efforts, upon request of Goldman Sachs, to cooperate with Goldman Sachs and the Rating Agency in obtaining the Target Rating on the Credit Facility, including (x) from time to time, delivering financial and other information regarding the Borrowers, the Fund, the Sponsor, the Collateral Obligations and the other Collateral, (y) participating in meetings with the Rating Agency with respect thereto, and (z) executing such other documents, and taking such other actions, as may be required by Goldman Sachs or the Rating Agency in connection with obtaining such Target Rating.

Other than to the extent reasonably necessary to implement the changes in clauses (a) through (e) above, nothing in this Cooperation Agreement shall require the Borrowers or Goldman Sachs to agree to any change or modification to the Transaction Documents that materially modifies any economic term of the Transaction Documents.

2. Syndication. The Borrowers acknowledge that Goldman Sachs expects to syndicate the Credit Facility. If Goldman Sachs successfully syndicates the Credit Facility (as determined by Goldman Sachs in its reasonable discretion) and sells all or a portion of its Loans and Commitments to one or more assignees (the “Syndicated Amount”), Goldman Sachs shall pay or reimburse to the Borrowers, on or reasonably promptly following the closing of such syndication, an amount equal to 50% of the amount equal to (i) the Net Economic Benefit minus (ii) the reasonable expenses of Goldman Sachs relating to such syndication (determined on a net present value basis taking into account the costs reasonably determined by Goldman Sachs to be incurred on a running basis after giving effect to such syndication), provided that the amount payable by Goldman Sachs shall not be less than zero and no amount related to the Net Economic Benefit will be payable by the Borrowers to Goldman Sachs.

The “Net Economic Benefit” is an amount equal to the excess of (i) the estimated interest expense to the Borrower on the Syndicated Amount (based solely on the U.S. Dollar Spread of 2.50% percent per annum, and for the avoidance of doubt ignoring the applicable Floating Rates) assuming the terms of the Facility as of the Initial Credit Date (adjusted for the extensions set forth in Amendment No. 2 to the Credit Agreement) otherwise remain unchanged over (ii) the estimated interest expense of the Facility on the Syndicated Amount (based solely on the U.S. Dollar Spread, and for the avoidance of doubt ignoring the applicable Floating Rates) assuming the U.S. Dollar Spread on the Syndicated Amount is equal to the effective spread to the assignees of the Syndicated Amount, with all other economic terms being the same as the Initial Credit Date (adjusted for the extensions set forth in Amendment No. 2 to the Credit Agreement), as reasonably calculated by Goldman Sachs in consultation with the Borrower. The Borrowers and Goldman Sachs understand that the foregoing calculation of Net Economic Benefit assumes that the contractual spread payable by the Borrowers under the Credit Agreement is not reduced as a result of the syndication (other than as expressly set forth in Amendment No. 2 to the Credit Agreement), and if the contractual spread is so reduced then the calculation of Net Economic Benefit will be reasonably adjusted by Goldman Sachs to take into account any net benefit to the Borrowers received by such reduction.

The Borrowers hereby agree to cooperate in good faith with Goldman Sachs in connection with any such syndication of the Credit Facility and will (if requested by Goldman Sachs) execute a syndication engagement letter with Goldman Sachs or its affiliates with respect thereto.

3. Acknowledgement. The Borrowers acknowledge and agree that Goldman Sachs’ agreement to increase its Commitments pursuant to Amendment No. 2 is made in reliance upon the Borrowers’ agreement to the terms and conditions set forth in this Cooperation Agreement.

4. Miscellaneous. This Cooperation Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Cooperation Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Cooperation Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Cooperation Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Cooperation Agreement to be duly executed and delivered as of the day and year first above written.

ORCC II FINANCING LLC

By:
Name:
Title:

OR LENDING II LLC

By:
Name:
Title:

GOLDMAN SACHS BANK USA

By:
Name:
Title:	Managing Director

ACKNOWLEDGED AND AGREED:

OWL ROCK CAPITAL CORPORATION II, as Services Provider and Limited Guarantor

By:

Name:
Title:

OWL ROCK CAPITAL ADVISORS LLC, as Administrator for the Borrowers

By:
Name:
Title: